Exhibit 99
Form 3 Joint Filer Information

Name:	YORKTOWN ENERGY PARTNERS VI, LP

Address:	410 PARK AVENUE, 19TH FLOOR
NEW YORK, NY 10022-4407

Designated Filer:	YORKTOWN VI COMPANY LP

Issuer & Ticket Symbol:	CONCHO RESOURCES INC. [CXO]

Date of Event Requiring Statement:	08/01/2007

Signature:	YORKTOWN ENERGY PARTNERS VI, LP

	By:	Yorktown VI Company LP,

its general partner

	By:	Yorktown VI Associates LLC,
its general partner

	By:	/s/ W. Howard Keenan, Jr.

Manager